Exhibit 21.2

LIST OF SUBSIDIARIES

Subsidiary	State or Other Jurisdiction of Incorporation or Organization

Ark Electronic Products, Inc.	Florida

Astarte Fiber Networks, Inc.	Colorado

Osicom Technologies Europe Limited	United Kingdom

Paradyne Canada, LTD	Canada

Paradyne Corporation	Delaware

Paradyne Finance Corp.	Delaware

Paradyne Networks, Inc.	Delaware

Paradyne Worldwide Corporation	Delaware

Premisys Communications, Inc.	Delaware

Premisys Communications Ltd.	United Kingdom

R-Net International, Inc.	Nevada

Sciteq Communications, Inc.	Nevada

Zhone Holdings, Inc.	Delaware

Sorrento Networks Europe SA	Belgium

Xybridge Technologies, Inc.	Texas

Zhone AB	Sweden

Zhone International Ltd.	Cayman Islands

Zhone International Limited	UK

Zhone Technologies B.V.	Netherlands

Zhone Technologies Campus, LLC	California

Zhone Technologies De Argentina SRL	Argentina

Zhone Technologies de Colombia Limitada	Colombia

Zhone Technologies do Brasil LTDA	Brazil

Zhone Technologies GMBH	Germany

Zhone Technologies, Inc.	Canada

Zhone Technologies International, Inc.	Delaware

Zhone Technologies Limited	Hong Kong

Zhone Technologies Ltd.	United Kingdom

Zhone Technologies Pte. Ltd.	Singapore

Zhone Technologies SA	Republic of South Africa

Zhone Technologies S. de R.L. de C.V.	Mexico

Zhone Technologies S.R.L.	Italy

ZTI Merger Subsidiary III, Inc.	Delaware